Exhibit 99.1

BED BATH & BEYOND INC. REPORTS NET EARNINGS INCREASE OF 23.5% IN FISCAL SECOND QUARTER

•                  Net Earnings Per Share of  $.39 for Quarter

•                  Quarterly Net Sales Increase by 14.6%

•                  Comparable Quarterly Store Sales Increase by 4.8%

UNION, New Jersey, September 22, 2004 — Bed Bath & Beyond Inc. today reported net earnings of $120.0 million ($.39 per share) in the fiscal second quarter ended August 28, 2004, an increase of approximately 23.5% from the $97.2 million ($.32 per share) earned in the fiscal second quarter of 2003.  Net sales for the fiscal second quarter of 2004 were approximately $1.3 billion, an increase of approximately 14.6% from net sales of approximately $1.1 billion in the fiscal second quarter of 2003.  Comparable store sales in the fiscal second quarter of 2004 grew by approximately 4.8%, compared with an increase of approximately 5.9% in last year’s fiscal second quarter.

For the fiscal first half ended August 28, 2004, net earnings increased 30.6% to $202.1 million ($.66 per share) from $154.7 million ($.51 per share) earned in the comparable period of the prior year.  Net sales for the fiscal first half of 2004 rose 18.4% to approximately $2.4 billion from approximately $2.0 billion in the corresponding period of the prior year.  Comparable store sales for the fiscal first half of 2004 increased by approximately 4.9%, compared with an increase of approximately 5.2% in the comparable period a year ago.

As of August 28, 2004, the Company operated a total of 661 stores, including 606 Bed Bath & Beyond stores (of which 14 were opened during the fiscal second quarter) in 44 states and Puerto Rico.  In addition, as of that date, Christmas Tree Shops, Inc. (acquired in fiscal 2003) operated 24 stores in 6 states, and Harmon Stores, Inc. (acquired in fiscal 2002) operated 31 stores in 3 states.  Consolidated total square feet of store space as of August 28, 2004 was approximately 21.3 million square feet.

During the remainder of fiscal 2004 (which ends on February 26, 2005) the Company plans to open approximately 54 Bed Bath & Beyond stores, in both new and existing markets, 2 Christmas Tree Shops and approximately 4 Harmon Stores.

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores.  The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings.  The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index and the NASDAQ-100 Index.  The Company is counted among the Fortune 500, the Forbes 500 and the Business Week 50.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	August 28, 2004	August 30, 2003	August 28, 2004	August 30, 2003

Net sales	$1,273,960	$1,111,445	$2,374,877	$2,005,313
Cost of sales	743,131	652,300	1,387,274	1,178,988
Gross profit	530,829	459,145	987,603	826,325
Selling, general and administrative expenses	341,721	303,278	669,788	580,008
Operating profit	189,108	155,867	317,815	246,317
Interest income	3,676	2,195	6,774	5,254
Earnings before provision for income taxes	192,784	158,062	324,589	251,571
Provision for income taxes	72,776	60,854	122,532	96,855
Net earnings	$120,008	$97,208	$202,057	$154,716

Net earnings per share - Basic	$0.40	$0.33	$0.67	$0.52
Net earnings per share - Diluted	$0.39	$0.32	$0.66	$0.51

Weighted average shares outstanding - Basic	300,778	295,811	300,598	295,387
Weighted average shares outstanding - Diluted	306,495	304,172	306,539	303,605

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	August 28, 2004	August 30, 2003

Assets

Current assets:
Cash and cash equivalents	$846,350	$617,381
Short term investment securities	105,498	65,269
Merchandise inventories	1,052,813	958,778
Other current assets	108,443	78,410

Total current assets	2,113,104	1,719,838

Long term investment securities	305,832	119,847
Property and equipment, net	534,795	477,213
Goodwill	147,559	145,932
Other assets	21,559	26,115

	$3,122,849	$2,488,945

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$428,393	$386,335
Accrued expenses and other current liabilities	256,482	274,786
Merchandise credit and gift card liabilities	69,098	50,198
Income taxes payable	50,469	55,049

Total current liabilities	804,442	766,368

Deferred rent and other liabilities	110,877	79,992

Total liabilities	915,319	846,360

Total shareholders’ equity	2,207,530	1,642,585

	$3,122,849	$2,488,945

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended
	August 28, 2004	August 30, 2003

Cash Flows from Operating Activities:

Net earnings	$202,057	$154,716
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	46,168	40,257
Amortization of bond premium	585	649
Tax benefit from exercise of stock options	5,947	18,634
Deferred income taxes	1,070	4,037
(Increase) decrease in assets, net of effect of acquisition:
Merchandise inventories	(40,479)	26,498
Other current assets	(14,842)	(10,002)
Other assets	(85)	(6,946)
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	29,743	7,026
Accrued expenses and other current liabilities	(10,798)	12,789
Merchandise credit and gift card liabilities	5,910	6,016
Income taxes payable	16,624	(16,789)
Deferred rent and other liabilities	1,736	10,545

Net cash provided by operating activities	243,636	247,430

Cash Flows from Investing Activities:

Purchase of investment securities	(247,355)	(130,975)
Redemption of investment securities	87,808	194,770
Payment for acquisition, net of cash acquired	—	(175,487)
Capital expenditures	(64,793)	(30,126)

Net cash used in investing activities	(224,340)	(141,818)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	8,706	17,314
Payment of deferred purchase price for acquisition	(6,667)	—
Prepayment of acquired debt	—	(21,215)

Net cash provided by (used in) financing activities	2,039	(3,901)

Net increase in cash and cash equivalents	21,335	101,711

Cash and cash equivalents:
Beginning of period	825,015	515,670
End of period	$846,350	$617,381